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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY



Citizens Business Bank, a California corporation

Community Trust Deed Services, a California corporation

Chino Valley Bancorp., a California corporation

CVB Ventures, Inc., a California corporation

Orange National Bancorp, formerly ONB Mortgage Corporation, a California corporation.